Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

VIRTUALSCOPICS, INC.

ARTICLE I

The name of the corporation is VIRTUALSCOPICS, INC. (the “Corporation”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is one hundred (100) shares of Common Stock, having $0.01 par value.

ARTICLE V

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, make, alter amend or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.

ARTICLE VIII

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL. Any amendment, repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE IX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to this reservation.